Exhibit 99.2
AMENDMENT TO
SERIES C WARRANT AND SERIES D WARRANT
OF
KEYUAN PETROCHEMICALS, INC.

This AMENDMENT TO SERIES C WARRANT AND SERIES D WARRANT (this “Amendment”) is dated as of September 24, 2013 by and between Keyuan Petrochemicals, Inc., a Nevada corporation (the “Company”), and the investor signatory hereto (the “Investor”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Securities Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company entered into a Securities Purchase Agreement, dated as of September 28, 2010 (the “Securities Purchase Agreement”), pursuant to which the Company issued and sold to accredited investors an aggregate of 540,001 units, each consisting of 10 shares of its Series B Convertible Preferred Stock, par value $0.001 per share, 1.5 Series C Warrants and 1.5 Series D Warrants;

WHEREAS, pursuant to Section 1 of each of the Series C Warrants and the Series D Warrants (collectively, the “Warrants”), the term of each of the Warrants commenced on September 28, 2010 and is set to expire on September 28, 2013 (such period being the “Term”);

WHEREAS, on the date hereof, the Company and the Investor have entered into a Tolling Agreement pursuant to which they have mutually agreed to extend the term of each of the Warrants as set forth herein;

WHEREAS, pursuant to Section 9 of each Warrant, any term, covenant, agreement or condition in the Warrant may be amended by a written instrument executed by the Company and the holders of a majority of the then-outstanding Warrants; and

WHEREAS, the Investor is the holder of at least a majority of the outstanding Series C Warrants and the outstanding Series D Warrants.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment. Each of the Warrants shall be amended, as of the date hereof, by amending and restating Section 1 thereof to read in its entirety as follows:

“Term. The term of this Warrant shall commence on September 28, 2010 and shall expire at 6:00 p.m., Eastern Time, on September 28, 2014 (such period being the “Term”).”

2. Effective Time.  The parties hereto agree that this Amendment shall be effective as of September 24, 2013.

3. Effect on the Warrants.  Except as specifically amended by this Amendment, all other terms and conditions of the Warrants shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.

4. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

5. Counterparts. This Amendment may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

6. Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

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[SIGNATURE PAGES OF COMPANY TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

KEYUAN PETROCHEMICALS, INC.

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title:	Chief Executive Officer

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[SIGNATURE PAGE OF INVESTOR TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

DRAGON STATE INTERNATIONAL LIMITED

By:	/s/ Patricia W. Hu
Name:	Patricia W. Hu
Title:	Director